EXHIBIT 99.1



                                   FOR:  Home Products International, Inc.

                           APPROVED BY:  James R. Tennant, Chairman & CEO
                                         Home Products International, Inc.
                                         (773) 890-1010

 FOR IMMEDIATE RELEASE         CONTACT:  Investor Relations:
 ---------------------                   James Winslow, Executive VP & CFO
                                         Home Products International, Inc.
                                         (773) 890-1010



                     HOME PRODUCTS INTERNATIONAL REPORTS
                     FOURTH QUARTER AND FULL YEAR RESULTS

  * Fourth Quarter Earnings Per Share of $0.11 vs. loss of $9.41 a year ago


      Chicago, IL, February 25, 2002 - Home Products International, Inc. (Nasdaq: HOMZ) (the "Company"), a leader in the housewares industry, today announced financial results for its fourth quarter and year ended December 29, 2001.

      Revenues for the 2001 fourth quarter were $53.7 million versus $74.5 million in the prior year. A significant portion of the sales decline was due to the divestiture of the Company's Plastics, Inc. product line ("PI") on July 6, 2001. PI contributed sales of $12.7 million in the fourth quarter of last year. The pro forma sales decline of 13% was related to the bankruptcy of several customers and the overall state of the economy. The Company reported fourth quarter net income of $0.9 million and earnings per share of $0.11. The fourth quarter results include a write-down of the Company's receivable from Kmart ($3.3 million), an extraordinary charge ($0.6 million) related to the early retirement of debt, and $3.5 million of income from the favorable resolution of matters relating to the Company's restructuring initiatives. The fourth quarter 2001 net income compares to last year's $69.2 million loss, ($9.41) per share. The 2000 result included restructuring, special, and other charges totaling $65.8 million ($8.95 per share). The Company reported EBITDA (before restructuring gains and extraordinary item) of $5.1 million compared to $4.6 million a year ago (pro forma for the sale of PI).

      For the fiscal year ended December 29, 2001, revenues were $249.7 million versus $297.0 million in the prior year. The sales decline was due to the divestiture of PI and the bankruptcy of several customers. The Company reported full year net income of $17 million, or $2.19 per share, versus 2000's net loss of $71.5 million, ($9.77) per share. The 2001 fiscal year includes a gain from the sale of PI of $14.5 million, a writedown of the Company's receivable from Kmart ($3.3 million), an extraordinary charge ($0.6 million) related to the early retirement of debt, and $0.9 million of income from the favorable resolution of restructuring matters. The 2000 result included restructuring, special, and other charges totaling $65.8 million ($8.95 per share). On a pro forma basis (excluding the restructuring and other charges, the gain on sale of PI, as well as PI's earnings for both years), EBITDA for the year was $29.8 million as compared to $24.7 million a year ago.

      The Company reported positive cash flow during the fourth quarter of $10 million, an improvement of $4 million as compared to a year ago. The Company also noted that total debt, net of cash, declined to $130 million from $219 million a year ago. The significant reduction in debt was due to net proceeds from the sale of PI of $69.5 million as well as positive cash flow from operations. The Company continues to be in compliance with all of its loan covenants.

      Commenting on the results, James R. Tennant, chairman and chief executive officer, stated, "We are very pleased with our operating results. The fourth quarter continued to grow upon the enhanced operating performance that we reported in the second and third quarters. We have also continued to improve our margins while lowering our fixed costs."

      Mr. Tennant concluded, "Looking to the future, we are confident that HPI's financial and operational strength coupled with our strong customer relationships have positioned the Company for continued positive performance."

 Our fourth quarter conference call will take place Tuesday, February 26, 2002, starting at 10:00 a.m. Eastern Time (9:00 a.m. CT, 8:00 a.m. MT, and 7:00 a.m. PT). Dial 1-800-289-0437 (international, dial 1-913-981-5508)
 approximately 10 minutes prior to conference time.


 A replay of our fourth quarter conference call will be available from 12:00 noon Eastern Time February 26, 2002 through midnight ET March 4, 2002. Dial 1-888-203-1112 (international, dial 1-719-457-0820), then enter confirmation code 618975.


 Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of diversified housewares products. The Company sells its products to all the largest national retailers.


 Some of the statements made in this press release are forward-looking and concern the Company's future growth, product development, markets and competitive position. While management will make its best efforts to be accurate in making these forward-looking statements, any such statements are subject to risks and uncertainties that could cause the Company's actual results to vary materially. These include market risks such as increased competition for both the Company and its end users and changes in retail distribution channels; economic risks; financial risks such as fluctuations in the price of raw materials, future liquidity and access to debt and equity markets. Should one or more of these risks or uncertainties materialize, actual results may vary materially from those anticipated, expected or projected. The Company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.


                      Home Products International, Inc.
                         Consolidated Balance Sheets
                               ($ in thousands)



                                                    December 29,  December 30,
                                                        2001          2000
                                                      --------      --------
 Cash                                                $   1,091     $   3,152
 Accounts receivable, net                               36,577        46,095
 Inventory, net                                         17,043        27,388
 Prepaid expenses and other current assets               2,275         4,051
                                                      --------      --------
   Current assets                                       56,986        80,686
                                                      --------      --------

 Fixed assets, net                                      42,631        55,881
 Patents and non-compete agreements, net                 1,656         2,233
 Other intangibles, net                                 74,759       114,713
 Other non-current assets                               11,311        12,139
                                                      --------      --------
   Total assets                                      $ 187,343     $ 265,652
                                                      ========      ========


 Accounts payable                                     $ 16,834     $  20,521
 Accrued liabilities                                    33,916        34,981
 Current maturities of long-term debt                      158         6,558
                                                      --------      --------
   Current liabilities                                  50,908        62,060
                                                      --------      --------

 Long-term debt                                        130,447       215,051
 Other non-current liabilities                           3,168         3,038
                                                      --------      --------
   Long-term debt and other non-current liabilities    133,615       218,089
                                                      --------      --------

 Stockholders' equity (deficit)                          2,820       (14,497)
                                                      --------      --------
   Total liabilities and stockholders
     equity (deficit)                                $ 187,343     $ 265,652
                                                      ========      ========



                                                   Home Products International, Inc.
                                                 Consolidated Statement of Operations
                                                ($ in thousands, except share amounts)


                                              Thirteen-weeks      Fourteen-weeks     Fifty-two weeks   Fifty-three weeks
                                                   ended              ended               ended              ended
                                             December 29, 2001  December 30, 2000   December 29, 2001  December 30, 2000
                                              ---------------    ---------------     ---------------    ---------------
 Net sales                                   $ 53,673  100.0%   $ 74,483  100.0%    $249,721  100.0%   $297,048  100.0%
 Cost of goods sold                            40,425   75.3%     59,323   79.6%     188,299   75.4%    235,144   79.2%
 Special charges (income), net                   (524)  (1.0%)     1,920    2.6%        (414)  (0.2%)     1,920    0.6%
                                              ---------------    ---------------     ---------------    ---------------
   Gross profit                                13,772   25.7%     13,240   17.8%      61,836   24.8%     59,984   20.2%
                                              ---------------    ---------------     ---------------    ---------------
 Operating expenses                            10,305   19.2%      9,464   12.7%      36,910   14.8%     39,382   13.3%
 Amortization of intangibles                      666    1.2%      1,388    1.9%       3,190    1.3%      5,350    1.8%
 Restructuring and other charges (income)      (2,963)  (5.5%)    63,830   85.7%        (480)  (0.2%)    63,830   21.5%
                                              ---------------    ---------------     ---------------    ---------------
   Operating profit (loss)                      5,764   10.8%    (61,442) (82.5%)     22,216    8.9%    (48,578) (16.4%)

 Interest (expense)                            (3,586)  (6.7%)    (5,928)  (8.0%)    (18,284)  (7.3%)   (22,363)  (7.5%)
 Other income (expense)                            59    0.1%         13    0.0%      14,621    5.9%       (467)  (0.2%)
                                              ---------------    ---------------     ---------------    ---------------
   Earnings (loss) before income taxes          2,237    4.2%    (67,357) (90.5%)     18,553    7.5%    (71,408) (24.1%)
                                              ---------------    ---------------     ---------------    ---------------
 Income tax expense                              (784)  (1.5%)    (1,801)  (2.4%)       (975)  (0.4%)      (103)  (0.0%)
                                              ---------------    ---------------     ---------------    ---------------
   Net earnings (loss) before extraordinary
    charges                                     1,453    2.7%    (69,158) (92.9%)     17,578    7.1%    (71,511) (24.1%)

 Extraordinary charge for early retirement
   of debt                                        598    1.1%          -      -          598    0.2%          -      -
                                              ---------------    ---------------     ---------------    ---------------
   Net earnings (loss)                       $    855    1.6%   $(69,158) (92.9%)   $ 16,980    6.9%   $(71,511) (24.1%)
                                              ===============    ===============     ===============    ===============

 Net earnings (loss) per share:
   Basic                                        $0.11             ($9.41)              $2.24             ($9.77)
   Diluted                                      $0.11             ($9.41)              $2.19             ($9.77)

 Number of weighted average common
 Shares outstanding :
   Basic                                    7,591,900          7,352,288           7,563,740          7,322,586
   Diluted                                  7,936,337          7,352,288           7,754,762          7,322,586

   EBITDA (excluding special items and
          restructuring charges)             $  5,058    9.4%    $ 8,654   11.6%    $ 34,795   13.9%   $ 34,862   11.7%
